SCHEDULE A

To the Business Management Agreement between
Brown Advisory Funds and Brown Advisory, LLC

Name of Fund
Brown Advisory Growth Equity Fund
Brown Advisory Value Equity Fund
Brown Advisory Flexible Equity Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Strategic Bond Fund
Brown Advisory Equity Income Fund
Brown Advisory Tax Exempt Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory-Somerset Emerging Markets Fund
Brown Advisory-WMC Strategic European Equity Fund
Brown Advisory Mortgage Securities Fund
Brown Advisory-WMC Japan Alpha Opportunities Fund
Brown Advisory Multi-Strategy Fund
Brown Advisory Emerging Markets Small-Cap Fund
Brown Advisory Total Return Fund
Brown Advisory Global Leaders Fund
Brown Advisory Equity Long/Short Fund